Exhibit 99.1

Vantage Drilling International Announces Acquisition

HOUSTON, TX, April 5, 2017 – Vantage Drilling International (“Vantage”), announced today that its subsidiary, Vantage Drilling Africa, has acquired the Hercules 260, a Marathon LeTourneau Class jack-up drilling unit, from Hercules International Drilling, Ltd., a subsidiary of Hercules Offshore, Inc., for an undisclosed amount and has renamed the rig the Vantage 260. As part of the acquisition, Vantage Drilling Africa acquired a multi-year drilling contract with ENI Congo.

Vantage is reactivating the Sapphire Driller, a Baker Marine Pacific Class 375 jack-up rig currently warm-stacked offshore of the Republic of Congo, and later this year will substitute it for the Vantage 260.

Ihab Toma, Vantage’s Chief Executive Officer, commented, “We are delighted to have completed this transaction and are happy to welcome the 260 team to Vantage. We look forward to continuing the excellent operations for ENI Congo.”

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships, four premium jackup drilling rigs and one standard jack-up drilling rig. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and large independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings that it may be required to make, or may otherwise voluntarily make, with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Thomas J. Cimino

Chief Financial Officer

Vantage Drilling International

(281) 404-4700